Exhibit 99.1

MCEWEN MINING: Q1 2022 RESULTS

TORONTO, May 10th, 2022 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its first quarter (Q1) results for the period ended March 31st, 2022.

•	Production was 20,850 gold ounces and 336,500 silver ounces, or 25,100 gold equivalent ounces(1) (GEOs)(see Table 1), compared to 30,600 GEOs during Q1 2021.

•	Average cash costs(2) per GEO sold from our 100%-owned mines in Q1 was $1,696, below our guidance of $1,940 to 2,100 per GEO. Average all-in sustaining costs ("AISC")(2) per GEO sold from our 100%-owned mines was $2,146, below our guidance of $2,340 to 2,560 per GEO.

•	Management continues to work diligently to address operational challenges and reduce costs, while continuing to invest in exploration and the advancement of McEwen Copper’s Los Azules project.

•	Our consolidated net loss in Q1 was $19.3 million, or $0.04 per share, which relates primarily to $14.4 million invested in exploration and advanced projects and a gross loss of $6.0 million from our operations.

•	Our 100%-owned mines generated a cash gross loss of $2.3 million(2) in Q1 and a gross loss of $6.0 million. Cash gross profit (loss) is calculated by adding back depletion and depreciation to gross profit (loss).

•	Cash, cash equivalents and restricted cash at March 31, 2022 was $70.4 million, of which $35.6 million is attributable to McEwen Copper.

•	We completed a flow-through equity financing on March 2nd for gross proceeds of $15.1 million, and a debt financing by way of an unsecured subordinate promissory note for $15 million (please see news releases dated March 2nd and April 5th).

•	Dr. Merri Sanchez has been appointed to the Board of Directors. Dr. Sanchez has over 40 years of spaceflight engineering and operations experience, and previously served as the Chief Scientist of the U.S. Air Force Space Command.

•	A webcast will be held on Friday, May 13th at 12:00 pm EDT. Please see the details further below.

Operations Update

Fox Complex, Canada (100% interest)

Fox produced 7,700 GEOs in Q1 at total cash costs and AISC of $1,193 and $1,729 per GEO sold, respectively. This compares to 5,200 GEOs at total cash costs and AISC of $1,262 and $1,560 per GEO sold, respectively, in Q1 2021.

The higher production level and lower cash costs quarter over quarter were primarily due to mining at the new Froome mine versus the Black Fox mine in Q1 2021. During Q1, the solid performance in the mine was offset by a labour shortage due to COVID-19, coupled with equipment failures at the Stock mill. Approximately 11,700 oz of gold was mined during the quarter from the Froome deposit, which would have resulted in production of 10,500 oz of gold if the mill had been able to process all the material as planned. Our team is in the process of implementing long-term solutions such as replacing aging equipment and de-bottlenecking to improve reliability going forward.

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We announced the results of our Preliminary Economic Assessment (PEA) for the Fox Complex. The PEA presents estimates for a positive business case for the Fox Complex expansion project, with potential average gold production of 80,800 gold ounces per year over nine (9) years, after the depletion of the current resources at Froome. The economic analysis estimates an after-tax IRR of 21% at a gold price of $1,650 per oz, and average cash costs and AISC per ounce of gold of $769 and $1,246, respectively. Additional exploration work on the Fox Complex properties will be conducted throughout 2022 to support the ongoing studies necessary to advance the expansion project.

In Q1, we incurred $1.7 million for exploration. Our exploration spend at Fox for 2022 & 2023 is forecasted to be $10.0 million and $15.0 million, respectively. During the remainder of 2022, exploration will focus on:

•	Stock property, where we expect to improve the business case for development of an underground ramp access to the Stock West and Stock East deposits; and

•	Grey Fox property, where the Whiskey Jack exploration target area returned high-grade intercepts in 2021, including 7.29 g/t gold over 15.35 m (hole 21GF-1350) and 4.75 g/t gold over 25.20 m (hole 21GF-1333) (please see news release dated April 25th, 2022).

Gold Bar Mine, USA (100% interest)

Gold Bar produced 6,300 GEOs in Q1 at total cash costs and AISC of $2,284 and $2,633 per GEO sold, respectively. This compares to 7,400 GEOs at total cash costs and AISC of $1,865 and $1,934 per GEO sold, respectively, in Q1 2021.

Mining from the Pick open pit was 44% below target in Q1 due to mining contractor employee turnover, lower blasting productivity, and the segregation of potentially preg-robbing carbon in mineralized material which could not be heap leached; further metallurgical testing is underway. Heap leach and process plant operations partially offset the deficit of ore mined by achieving 13% higher gold recovery and 8% higher gold grade than the corresponding targets for the quarter. We are evaluating if carbon will remain an issue during the current and future phases of mining at Pick.

Near-mine exploration drilling is underway around the Pick pit with encouraging oxide drill results, including: 1.93 g/t gold over 38.6 m (126.5 ft) in hole GBSW002, and 0.93 g/t gold over 19.5 m (64 ft) in hole GBSW006. This mineralization remains open along a trend to the southwest (please see news release dated April 25th, 2022).

We received regulatory approval to amend the plan of operations to include the Gold Bar South (GBS) deposit on April 1st, 2022. We are planning to start construction of the access road and heap leach pad expansion to accommodate the expected gold production starting in Q4 2022.

In Q1, we spent $1.5 million on exploration activities. One drill rig is currently operating at targets designed to extend the Pick deposit. Drilling is also planned at the Atlas pit, where drilling in 2021 returned 3.10 g/t gold over 27.4 m (90 ft) (please see news release dated April 25th, 2022).

San José Mine, Argentina (49% interest)

San José attributable production for Q1 was 6,450 gold ounces and 335,500 silver ounces, for a total of 10,700 GEOs. Total cash costs(2) and all-in sustaining costs (AISC)(2) for the quarter were $1,589 and $2,103 per GEO sold, respectively. This compares to 16,700 GEOs at total cash costs and AISC of $1,088 and $1,328 per GEO sold, respectively, in Q1 2021.

San José production was impacted by COVID-19-related employee absences, which resulted in fewer tonnes of ore processed during the quarter. Despite the slow start to the year, the San José mine is expected to meet production guidance of 69,500 to 77,500 GEOs (49%).

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In Q1, 2,050 m (6,720 ft) of exploration drilling was completed around the mine area and the Saavedra vein. Drilling highlights include 6.0 g/t gold and 236 g/t silver over 1.5 m (hole SJD-2451) and 8.3 g/t gold and 561 g/t silver over 1.2 m (hole SJD-2453) in the Celina vein; and 2.8 g/t gold and 546 g/t silver over 1.1 m (also hole SJD-2453) in the Celina Piso vein. An additional 2,000 m of resource delineation drilling is planned in Q2.

McEwen Copper (81% interest)

The Los Azules project, located in San Juan, Argentina, is one of the world's largest undeveloped open-pit copper porphyry deposits.

During Q1 2022, approximately 5,340 m (17,500 ft) of drilling was completed in ten holes, and by the 10th of May 2022 approximately 10,780 m (35,360 ft) had been drilled. Drilling rates were impacted by equipment availability, productivity and reliability of drills assigned to the project. Drill contractor mobilization of crews, equipment, and parts supply were adversely affected by COVID-19 and industry-wide shortages of labor. Steps to remedy these challenges are resulting in improved performance during April and May. Seven drills are currently active, and good turnaround time for results is currently being maintained by the assay lab. The drill program will continue in Q2, weather permitting, followed by a winter break during the months of June to August. Drilling is expected to re-start in October.

Additional drilling is confirming the mineralization size and grade compared to historic intercepts used to estimate the 2017 PEA mineral resource estimate. To date, the results from core logging and sample analysis are very encouraging. In many holes, drilling was allowed to continue beyond the planned length where visible copper mineralization was observed. Often, primary mineralization in the hole was still apparent when drilling was stopped. Hole AZ22142 intersected 419.1 m of 0.79% copper, including an interval comprising 104.0 m of 1.00% copper in the supergene enriched zone and 46 m of 1.59% copper in the hypogene copper zone. Importantly, our updated geological model will reflect the sub-vertical structures and rock types that are thought to be key features controlling the distribution of mineralization. This points directly to the potential for significant mineralization to be discovered with additional drilling to depth (please see news release dated May 4th, 2022).

The critical issue of road access to the site has been resolved. We have developed a second road at a lower altitude that will allow for year-round access to the site. Our access will be extended, making it safer, less expensive and faster to advance and complete our fieldwork.

Whittle Consulting's Enterprise Optimization work, which will be outlined in our forthcoming updated PEA expected in Q1 2023. Their analysis has provided important focus and direction for the detailed work underway, including guidance for drilling programs, metallurgical test work and trade-off studies for mining, processing and infrastructure.

McEwen Copper spent $9.8 million in Q1 to advance the Los Azules project.

Director Appointment

Dr. Merri Sanchez was appointed to the Board of Directors effective February 25, 2022. She is a Technical Fellow with The Aerospace Corporation where she provides technical and strategic advice on matters concerning civil, commercial, and government spaceflight programs. She has more than 40 years of spaceflight engineering and operations experience. She previously served as the Chief Scientist of the U.S. Air Force Space Command, as a senior executive for the National Aeronautics and Space Administration, and as Senior Director of a commercial space company. She received a Bachelor of Science in Aerospace Engineering from Texas A&M University, a Master of Science in Physical Sciences (Planetary Geology) from the University of Houston — Clear Lake, a Master of Mechanical Engineering from the University of Houston, and a Doctor of Philosophy in Industrial Engineering (Human Factors) from the University of Houston. Our Board believes that Ms. Sanchez’s expertise in cutting edge science and technology as well as her experience in operations, engineering, safety, risk management and decision making for both human and robotic spaceflight makes her an asset to our Board.

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NYSE Listing

On January 5th, the Company was notified by the NYSE that the average price of its common stock for the previous 30 trading days was below $1.00 per share. Under NYSE regulations we had six months to bring the share price and 30-day average closing share price back above $1.00. The Board of Directors have not approved a reverse share split and will therefore seek other means of remaining on the NYSE. Should the Company become delisted it will continue to trade on the Toronto Stock Exchange ("TSX"). Additionally, the Company is exploring transitioning to an alternate exchange or quotation system in the United States.

Table 1 below provides production and cost results for Q1 2022 with comparative results for Q1 2021 and our guidance range for 2022.

	Q1		Full Year 2022
	2022	2021	Guidance Range
Consolidated Production
Gold (oz)	20,850	23,300	118,000-133,000
Silver (oz)	336,500	493,200	2,520,000-2,800,000
GEOs(1)	25,100	30,600	153,000-172,000
Gold Bar Mine, Nevada
GEOs(1)	6,300	7,400	38,000-44,000
Cash Costs ($/GEO)(1)	2,284	1,865
AISC ($/GEO)(1)	2,633	1,934
Fox Complex, Canada
GEOs(1)	7,700	5,200	44,000-49,000
Cash Costs ($/GEO)(1)	1,193	1,262
AISC ($/GEO)(1)	1,729	1,560
San José Mine, Argentina (49%)
Gold production (oz)(3)	6,450	9,500	34,500-38,500
Silver production (oz)(3)	335,500	492,300	2,520,000-2,800,000
GEOs(1)(3)	10,700	16,700	69,500-77,500
Cash Costs ($/GEO)(1)	1,589	1,088
AISC ($/GEO)(1)	2,103	1,328

Our El Gallo project produced 470 GEOs during Q1 and 1,300 GEOs for Q1 2021. Residual heap leaching is expected to cease by the end of June 2022.

Notes:

1.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 78:1 for Q1 2022 and 68:1 for Q1 2021. 2022 production guidance is calculated based on 72:1 gold to silver price ratio.
2.	Cash gross loss, cash costs per ounce sold, all-in sustaining costs (AISC) per ounce sold are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2021 filed on Edgar and SEDAR.
3.	Represents the portion attributable to us from our 49% interest in the San José Mine.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Conference Call and Webcast

Management will discuss our Q1 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

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Friday, May 13th, 2022 at 12:00 pm EDT

To call into the conference call over the phone, please register here:

http://www.directeventreg.com/registration/event/1556038

Audience URL:
https://event.on24.com/wcc/r/3731513/8B1AF5DA6C7E1C2409D5EB4DDF445357

The webcast will be archived on McEwen Mining's website at https://www.mcewenmining.com/media following the call.

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

The technical content of this news release related to geology, exploration and drilling results has been reviewed and approved by Stephen McGibbon, P.Geo, SVP Exploration of McEwen Mining and a Qualified Person as defined by NI 43-101.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining's joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles ("U.S. GAAP"), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Form 10-Q for the period ended March 31st, 2022.

Cash Gross Profit (Loss)

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Form 10-Q for the period ended March 31st, 2022.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also has a large exposure to copper through its subsidiary McEwen Copper, owner of the Los Azules copper deposit in Argentina.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com Join our email list for updates: https://www.mcewenmining.com/contact-us/

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

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150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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